Exhibit 10.3

AMENDMENT TO CONSULTING SERVICES AGREEMENT

This Amendment to Consulting Services Agreement (the “Amendment”) is made and entered into as of October 30, 2013 between QuinStreet, Inc., a Delaware corporation (the “Company”), and Bronwyn Syiek, an individual (“Consultant”).

WHEREAS, Consultant and the Company entered into that certain Consulting Services Agreement effective as of October 1, 2013 (the “Agreement”); and

WHEREAS, Consultant and the Company wish to amend the Agreement as set forth below.

NOW, THEREFORE, IN CONSIDERATION of the foregoing premises and the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.	Definitions. Except as expressly set forth in this Amendment, all capitalized terms shall have the meanings ascribed to them in the Agreement.

2.	Consultant’s Cash Compensation. Section 4(a) of the Agreement shall be amended and restated to read as follows:

“From October 1, 2013 through October 31, 2013, the Company will pay Consultant $37,400.00 (THIRTY-SEVEN THOUSAND FOUR HUNDRED DOLLARS) per month, which will be pro-rated for any partial month. After October 31, 2013, Consultant will not earn any cash compensation pursuant to this Agreement.”

3.	Effect of Amendment. This Amendment shall amend the Agreement as of the date hereof, and shall amend, control over and supersede any conflicting terms and provisions contained in the Agreement, and will supplement any non-conflicting terms and provisions in the Agreement. Except as amended in this Amendment, all terms and provisions set forth in the Agreement shall remain in full force and effect, without modification.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above, notwithstanding the actual date of signing.

QuinStreet, Inc.	Consultant

By: /s/ Doug Valenti Name: Doug Valenti Title: Chief Executive Officer	/s/ Bronwyn Syiek Bronwyn Syiek